As filed with the Securities and Exchange Commission on April 21, 2011
Registration Statement No. 333-88038

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1
TO
FORM S-3
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Conexant Systems, Inc.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	25-1799439 (I.R.S. Employer Identification No.)
4000 MacArthur Boulevard
Newport Beach, California 92660-3095
(949) 483-4600
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Sailesh Chittipeddi
President and Chief Executive Officer
Conexant Systems, Inc.
4000 MacArthur Boulevard
Newport Beach, California 92660-3095
(949) 483-4600
(Name, Address and Telephone Number, Including Area Code, of Agent For Service)
Approximate date of commencement of proposed sale to the public: This post-effective amendment withdraws from registration all shares of common stock that remain unsold under Registration Statement No. 333-88038.
     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐
     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☐
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐_______
     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐_______
     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐
This document shall serve as Post-Effective Amendment No. 1 to Registration Statement No. 333-88038.

DEREGISTRATION OF SECURITIES
This Post-Effective Amendment No. 1 relates to the Registration Statement on Form S-3, Registration No. 333-88038 (the “Registration Statement”), of Conexant Systems, Inc., a Delaware corporation (the “Company”), which was originally filed with the Securities and Exchange Commission on May 10, 2002 and registered the issuance of 2,900,000 shares of common stock, par value $1.00 per share (including the associated preferred share purchase rights), of the Company (collectively, the “Securities”).
On April 19, 2011, pursuant to the Agreement and Plan of Merger dated as of February 20, 2011, by and among the Company, Gold Holdings, Inc., a Delaware corporation (“Gold”), and Gold Acquisition Corp., a Delaware corporation and wholly owned subsidiary of Gold (“Merger Sub”), Merger Sub was merged with and into the Company, with the Company surviving as a wholly owned subsidiary of Gold (the “Merger”). As a result of the Merger, each share of common stock, par value $0.01 per share, of the Company (other than dissenting shares, treasury shares and shares held by Gold or any of its subsidiaries) issued and outstanding immediately prior to the effective time of the Merger (the “Effective Time”) was converted into the right to receive $2.40 in cash, without interest and subject to any applicable withholding tax.
As a result of the Merger, the Company has terminated any offering of the Securities pursuant to the Registration Statement. In accordance with an undertaking made by the Company in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the Securities which remain unsold at the termination of the offering, the Company hereby removes from registration all such Securities registered under the Registration Statement but unsold as of the Effective Time.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Newport Beach, State of California on this 21st day of April, 2011.

CONEXANT SYSTEMS, INC.

By:	/s/ Sailesh Chittipeddi Sailesh Chittipeddi
President and Chief Executive Officer
Note: No other person is required to sign this Post-Effective Amendment No. 1 in reliance on Rule 478 of the Securities Act of 1933.